EXHIBIT 10.1

Transcat, Inc. Post-Retirement Benefit Plan
For Officers

(Amended and Restated Effective April 2, 2012)

Introduction

The Transcat, Inc. Post-Retirement Benefit Plan for Officers (the “Plan”) is a group health plan that provides benefits to eligible retired Corporate Officers and their eligible spouses.  There are three kinds of benefits provided under the Plan:  (i) long term care insurance coverage; (ii) medical and dental insurance coverage; and (iii) medical premium reimbursement benefits.  In this document, Transcat, Inc. is referred to as the "Company."

This document, together with the subscriber contracts and coverage certificates issued by the insurance carriers and health maintenance organizations (“HMO”) through which coverage is provided, is the summary plan description of the Plan.  This document, together with the subscriber contracts and coverage certificates, is also considered the written instrument for the Plan for purposes of Section 402(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

The original effective date of the Plan is December 23, 2006.  This amendment and restatement is effective April 2, 2012.

Eligibility Requirements

Corporate Officer Eligibility.  Corporate Officers who retire from active employment with the Company on or after December 23, 2006 at age 55 or older with 5 or more years of Qualifying Service and who do not work in any full-time employment (as defined below) after retirement are eligible to participate in the Plan.  In this document, a Corporate Officer who retires and is eligible to participate in the Plan may also be referred to as a “Retiree.”

For purposes of eligibility to participate in the Plan, an individual will be considered a Corporate Officer if the individual has the title of Vice President or higher or is the Corporate Controller.

Qualifying Service means an individual’s most recent period of continuous, uninterrupted employment with the Company on or after the date the individual reaches age 50.  Service prior to age 50 does not count as years of Qualifying Service for purposes of determining eligibility to participate in the Plan.  Service with a business acquired by the Company on or after December 23, 2006 (the original effective date of the Plan) is not counted as Qualifying Service.  An employee is considered to be employed by the Company during any period of absence for which the employee is paid his or her regular compensation or receives short-term disability benefits under a Company-sponsored plan and during any other Company-authorized paid or unpaid leave of absence, provided that the employee returns to active employment with the Company at the expiration of such period of absence.

A Retiree will be considered to be working in full-time employment after retirement if the Retiree regularly works 30 or more hours per week at a job at which the Retiree is eligible for medical benefits.  The Company, in its sole discretion, will determine whether an individual is working in such full-time employment after retirement for purposes of determining eligibility to participate in the Plan.  As a condition to participating in the Plan, a Retiree is required to report to the Company when the Retiree begins working in full-time employment (as defined above)

after retirement.  If the Company determines that a Retiree has commenced full-time employment after retirement and has not reported such employment to the Company, the Retiree will cease to be eligible to participate in the Plan and may be required to reimburse the Company for the cost of any benefits (including premiums paid for long term care coverage, dental and medical coverage and premium reimbursement payments) provided during the period the Retiree was working in full-time employment.

Spousal Eligibility.  A Retiree’s spouse is eligible for benefits under the Plan as described in more detail below and subject to the following:

1)	the spouse and Retiree must be legally married under the law of the State in which they reside;

2)	a spouse who becomes the spouse of a Retiree after the date the Retiree retires from the Company is not eligible for benefits under the Plan;

3)
long term care coverage is not available to a spouse who is not the original spouse with respect to whom the Company provided long term care coverage on or after the date the Corporate Officer reached age 55 with 5 years of Qualifying Service;

4)	long term care coverage is not available to a spouse who becomes the spouse of a Corporate Officer after the Corporate Officer’s long term care coverage began.

A Retiree’s spouse who is eligible for benefits under the terms of the Plan is referred to as an “Eligible Spouse.”

No Guarantee of Coverage.  Eligibility for medical and dental coverage and for long term care coverage is subject to the eligibility provisions contained in the subscriber contracts and coverage certificates through which benefits are provided under the Plan. In the event that an insurance carrier or HMO through which coverage is provided determines that a retiree or spouse is not eligible for that coverage under a contract with the carrier or HMO, the individual shall not be eligible for that coverage under the Plan.  The Company does not guarantee that coverage will be available to a Retiree or Eligible Spouse under any carrier or HMO contract, or that a Retiree or Eligible Spouse will be eligible to obtain any individual coverage.

Description of Benefits

Long Term Care Insurance Coverage. During active employment, the Company provides long term care insurance coverage for Corporate Officers who reach age 55 and have 5 years of Qualifying Service.  An actively employed eligible Corporate Officer may enroll the Officer’s spouse in long term care insurance coverage on the date the Officer is first eligible for coverage.  Once a Corporate Officer has enrolled a spouse in long term care insurance coverage, no subsequent spouse of that Corporate Officer may be enrolled in long term care insurance coverage through the Company.

The long term care insurance coverage benefit under this Plan consists of the continuation of the Company’s payment of the premium for the long term care insurance coverage that commenced at the time the Officer first qualified for coverage.  The Company’s payment for coverage continues through the end of the ten year period measured from the commencement of long term care insurance coverage, provided that the Company may at any time elect to fully pay up a Retiree’s and/or Eligible Spouse’s policy prior to the end of the ten year period. The long term care insurance coverage will be provided under individual insurance policies owned by the Retiree and Eligible Spouse.  Such policies will be designed to be fully paid up policies after ten years of premium payments.  Eligibility for coverage under a policy is subject to the discretion of the insurance carrier through which coverage is provided and the Company does not guarantee that any Retiree or Eligible Spouse will qualify for coverage.  In the event that a Retiree’s or Eligible Spouse’s long term care insurance policy is terminated solely due to the Company’s failure to pay the required premium payments during the ten year period and, before the Company has acquired a comparable replacement policy, the Retiree or Eligible Spouse incurs expenses that would have been covered under the terminated policy, the Company will pay the benefits that would have been payable under the terminated policy if it had remained in effect.

Example:  Corporate Officer continues in active employment after reaching age 55 with 5 years of Qualifying Service.  Long term care coverage for the Officer and the Officer’s spouse begins during active employment when the Officer reaches age 55.  The Officer retires from the Company at age 58.  Long term care coverage commences immediately (continues) upon retirement under the Plan and, subject to the terms of the Plan, the Company pays the premiums for the Officer’s and Eligible Spouse’s coverage until the Officer reaches age 65, the end of the ten year period that began when coverage commenced.

Medical and Dental Insurance Coverage.   Company subsidized medical and dental insurance coverage benefits are provided under the Plan to eligible Retirees and their Eligible Spouses beginning when the Retiree reaches age 60.  A Retiree who retires prior to reaching age 60 may elect to purchase medical and dental coverage under this Plan for the Retiree and Eligible Spouse until subsidized coverage begins at age 60 by paying 100% of the applicable premium for coverage, subject to the insurance carrier’s determination that the Retiree and Eligible Spouse are eligible for coverage. To the extent possible, medical and dental coverage under this Plan shall be provided through the same insurance contract through which such coverage is provided to active employees of the Company.  Benefits are provided under contracts with insurance carriers and HMOs and are fully described in the subscriber contract or coverage certificate issued to the Retiree and/or spouse upon enrollment.  The Company does not pay or otherwise guarantee any of the benefits under the contracts with the insurance carriers or HMOs. The subscriber contracts or coverage certificates are considered part of the summary plan description for the Plan.

A Retiree who retires prior to reaching age 60 and is not enrolled for medical and/or dental benefits at the time the Retiree reaches age 60, must contact the Company at least 90 days in advance of the Retiree’s 60th birthday to request enrollment material and must complete and return the appropriate enrollment forms on a timely basis (as specified in the enrollment information) in order for coverage to be effective on the first coverage entry date on or after the Retiree’s 60th birthday (subject to the insurance carrier’s determination as to eligibility and effective date of coverage).  Subsidized coverage for an Eligible Spouse who reaches age 60 prior to the date the Retiree reaches age 60 cannot begin until the Retiree reaches age 60.  An Eligible Spouse may not be enrolled for medical or dental insurance coverage under the Plan unless the Retiree is enrolled for such coverage under the Plan or is eligible for medical premium reimbursements, as described below.

Example: Corporate Officer retires from the Company immediately upon reaching age 55 with 5 years of Qualifying Service.  The Officer does not elect to purchase coverage under the Plan. The Officer must notify the Company 90 days prior to the Officer’s 60th birthday that the Officer wishes to enroll for medical and dental coverage under the Plan effective as of the Officer’s 60th birthday.  If the Officer completes and returns the enrollment material in a timely manner and the insurance carrier(s) and/or HMO(s) approve the enrollment, Company subsidized medical and dental coverage will commence on the first coverage entry date on or after the Officer’s 60th birthday.  Even if the Officer’s Eligible Spouse reached age 60 prior to the Officer reaching age 60, subsidized coverage for the Eligible Spouse would not begin until the Officer reached age 60.

Subsidized medical insurance coverage for a Retiree under the Plan terminates when the Retiree reaches age 65 or, if later, the age at which the Retiree is first eligible to enroll in Medicare on the basis of age (referred to as “Medicare-Eligible Age”).  Subsidized medical insurance coverage for the Eligible Spouse of a Retiree terminates when the Eligible Spouse reaches Medicare-Eligible Age, provided, however, that if the Retiree reaches Medicare-Eligible Age before the Eligible Spouse reaches Medicare-Eligible Age, the amount of the Company’s contribution toward the cost of an Eligible Spouse’s subsidized medical insurance coverage will be reduced at the time the Retiree reaches Medicare-Eligible Age, as described below.

Subsidized dental insurance coverage for a Retiree and Eligible Spouse continues after the date the Retiree and Eligible Spouse reach Medicare-Eligible Age, subject to the terms of the Plan.

Example 1:  Corporate Officer retires from the Company at age 60 with 10 years of Qualifying Service.  The Officer’s Eligible Spouse is age 63 at the time the Officer retires.  Medical and dental coverage for the Officer and Eligible Spouse begin immediately upon the Officer’s retirement.  The Eligible Spouse becomes eligible to enroll in Medicare at age 65, so the Eligible Spouse’s subsidized medical insurance coverage terminates on the Eligible Spouse’s 65th birthday and the Eligible Spouse becomes eligible for medical insurance premium reimbursements (described below).  The Eligible Spouse is responsible for taking steps to obtain individual medical insurance coverage.  The Officer’s medical insurance coverage continues until the Officer reaches Medicare-Eligible Age, subject to the terms of the Plan. The Officer's and Eligible Spouse's subsidized dental insurance coverage continues subject to the terms of the Plan.

Example 2:  Corporate Officer retires from the Company at age 63 with 13 years of Qualifying Service.  The Officer’s Eligible Spouse is age 61 at the time the Officer retires.  Medical and dental coverage for the Officer and Eligible Spouse begin immediately upon the Officer’s retirement. The Officer becomes eligible to enroll in Medicare at age 65, so the Officer’s subsidized medical insurance coverage terminates on the Officer’s 65th birthday.  The Eligible Spouse is age 63 on the Officer’s 65th birthday and remains eligible for continued subsidized medical insurance coverage (at a reduced Company contribution rate beginning on the date of the Officer’s 65th birthday, as described below) until the Eligible Spouse reaches Medicare-Eligible Age, at which time the Eligible Spouse’s subsidized medical insurance coverage terminates and the Eligible Spouse becomes eligible for medical insurance premium reimbursements (described below). The Officer's and Eligible Spouse's subsidized dental insurance coverage continues subject to the terms of the Plan.

The Company will contribute toward the cost of coverage up to a maximum “capped” amount determined by the Company.  The capped amount applicable to a Retiree or Eligible Spouse beginning in the first year in which the Retiree or Eligible Spouse is eligible for subsidized medical and dental insurance coverage is based on the capped amount that was in effect for the year in which the Retiree retired, or, in the case of an Officer who had satisfied the eligibility requirements to participate in the Plan but died before retiring, the capped amount in effect for the year in which the Officer died, increased by 3% each year beginning after the year in which the Officer retired or died.  Effective April 2, 2012, the annual increase in the capped amount will be equal to 50% of the increase in the applicable insurance premium from the prior year.

The capped amount is equal to 72% of the applicable premium for one-person or two-person coverage under a base coverage plan determined by the Company for the year in which the Retiree retires.  For Retirees who retire in 2007, the base plan used for determining the Company contribution amount is the Preferred Care TriVantage plan for medical coverage and the Business Council of New York State Dental Plan for dental coverage.  For Retirees who retire in 2007, the maximum monthly Company contribution is equal to $230.48 for Retiree-only medical insurance coverage, $518.57 for Retiree and Eligible Spouse medical insurance coverage, $20.28 for Retiree-only dental insurance coverage and $58.14 for Retiree and Eligible Spouse dental insurance coverage. The base plans selected by the Company for purposes of determining the Company contribution amount may change from year to year in the discretion of the Company, but will be plans that provide benefits at a substantially comparable level to the benefits provided under the Preferred Care TriVantage plan and the Business Council of New York State Dental Plan. The Company’s contribution toward the cost of coverage for a Retiree and/or Eligible Spouse will increase to reflect any increase in the cost of the base plan coverage, but the increase in the Company’s contribution for any year will not exceed 3%. Effective April 2, 2012, the increase in the Company’s contribution for any year will be equal to 50% of the increase in the applicable insurance premium from the prior year.

Example:  Officer 1 is not married and retires from the Company in 2007 at age 63 with 13 years of Qualifying Service.  Medical and dental coverage for Officer 1 begins immediately and the Company contribution toward the cost of coverage is equal to$230.48 per month for medical insurance coverage and $20.28 per month for dental insurance coverage.  The 2007 Company contribution amounts represent 72% of $320.11, the monthly cost for one-person medical coverage under the base medical plan and 72% of $28.17, the monthly cost for one-person coverage under the base dental plan.

Officer 2 is not married and retires from the Company in 2008 at age 63 with 13 years of Qualifying Service.  Medical and dental coverage for Officer 2 begins immediately.  For 2008, assume that the monthly cost for one-person coverage under the base medical plan is $400 and the monthly cost for one-person coverage under the base dental plan is $45.  For Officer 2, the Company contribution toward the cost of coverage is equal to $288 per month for medical insurance coverage (72% of $400) and $32.40 for dental insurance coverage (72% of $45).  For Officer 1, the Company contribution toward the cost of coverage for 2008 is equal to $237.39 for medical insurance coverage and $20.89 for dental insurance coverage.  The reason for the difference in the Company’s contribution toward the cost of coverage for Officer 1 and Officer 2 in 2008 is that the increase in the Company’s contribution toward the cost of coverage for Officer 1 in 2008 is limited by the 3% cap on increases.

In the event that an Eligible Spouse remains eligible for subsidized medical insurance coverage after the date the Retiree reaches Medicare-Eligible Age (see Example 2 above), the amount of the Company’s contribution toward the cost of medical insurance coverage for the Eligible Spouse will be reduced beginning on the date the Retiree reaches Medicare-Eligible Age.  The reduced contribution amount is an amount equal to the maximum medical premium reimbursement the Retiree is eligible to receive, as described below in the “Medical Premium Reimbursements” section.

The Retiree and/or Eligible Spouse are required to pay any additional cost of coverage over and above the amount paid by the Company.  If the coverage option selected costs less than the applicable maximum monthly Company contribution, the Company contribution will be equal to the cost of the coverage selected.  The Company will not pay the Retiree or Eligible Spouse the difference between the cost of coverage selected and the maximum monthly Company contribution.  Nor will the Company pay any amount to a Retiree or Eligible Spouse who is eligible for but does not elect coverage under the Plan.  The Retiree’s and/or Eligible Spouse’s contributions toward the cost of coverage must be paid on a timely basis as specified by the Company.  If required contributions are not paid on a timely basis, coverage may be terminated.

Example:  Corporate Officer retires from the Company in 2007 at age 63 with 10 years of Qualifying Service.  Officer’s Eligible Spouse is age 58 at the time the Officer retires.  The cap amounts applicable for Officers who retire in 2007 are $230.48 for Retiree-only medical insurance coverage, $518.57 for Retiree and Eligible Spouse medical insurance coverage, $20.28 for Retiree-only dental insurance coverage and $58.14 for Retiree and Eligible Spouse dental insurance coverage. The medical and dental coverage for the Officer and Eligible Spouse begin immediately upon the Officer’s retirement and the Officer and Eligible Spouse are covered under two-person medical and two-person dental coverage. The maximum Company monthly contribution toward the cost of their coverage during 2007 is $518.57 for medical insurance coverage and $58.14 for dental insurance coverage. Assume that for 2008 and 2009, the total cost of medical and dental insurance coverage increases by 10% each year, so the amount of the increase in the Company’s contribution for the Officer and Spouse is 3% each year.  For 2008, the maximum Company monthly contribution cap amounts for the Officer and Eligible Spouse increase by 3% to $534.13 and $59.88 and increase by 3% again for 2009 to $550.15 and $61.68.  The Officer reaches Medicare-Eligible Age in 2009.  The Eligible Spouse is age 60 at that time.

The Officer’s subsidized medical insurance coverage terminates at Medicare-Eligible Age and the Officer becomes eligible for medical insurance premium reimbursements (described below).  The Officer is responsible for taking steps to obtain individual medical insurance coverage.  The Eligible Spouse’s subsidized medical insurance coverage may continue (at the reduced Company contribution amount, which is equal to the amount of the Retiree’s premium reimbursement, as described below) until the date the Eligible Spouse reaches Medicare-Eligible Age.  When the Eligible Spouse reaches Medicare-Eligible Age, the Eligible Spouse’s subsidized medical insurance coverage terminates and the Eligible Spouse becomes eligible for medical insurance premium reimbursements.  The Eligible Spouse is responsible for taking steps to obtain individual medical insurance coverage.

Medical Premium Reimbursements.  When a Retiree reaches Medicare-Eligible Age, the Retiree is eligible for limited reimbursement from the Company of premiums paid by the Retiree for an individual policy of medical insurance coverage purchased by the Retiree.  Such medical premium reimbursements are available to the Eligible Spouse of an age 60 or older Retiree when the Eligible Spouse reaches Medicare-Eligible Age. The Retiree and/or Eligible Spouse is responsible for obtaining such policies of individual insurance.

Example 1:  Corporate Officer retires from the Company at age 60 with more than 5 years of Qualifying Service.  The Officer’s Eligible Spouse is age 64 at the time the Officer retires.  Immediately upon retirement, medical and dental insurance coverage begins for the Officer and Eligible Spouse.  The Eligible Spouse reaches Medicare-Eligible Age and the Eligible Spouse’s medical insurance coverage under the Plan terminates.  The Eligible Spouse is responsible for obtaining individual medical insurance coverage and the Eligible Spouse becomes eligible for medical premium reimbursements (in the amount described below) for individual medical insurance coverage purchased by the Eligible Spouse.  The Officer’s medical insurance coverage under the Plan continues, subject to the terms of the Plan, until the Officer reaches Medicare-Eligible Age, at which point the Officer’s medical insurance coverage under the Plan terminates and the Officer becomes eligible for medical premium reimbursements.  Dental coverage continues subject to the terms of the Plan.

Example 2: Corporate Officer retires from the Company at age 62 with more than 5 years of Qualifying Service.  The Officer’s Eligible Spouse is age 54 at the time the Officer retires.  Immediately upon retirement, medical and dental insurance coverage begins for the Officer and Eligible Spouse.  When the Officer reaches Medicare-Eligible Age, the Officer’s medical insurance coverage under the Plan terminates and the Officer is responsible for obtaining individual medical insurance coverage and becomes eligible for medical premium reimbursements (in the amount described below) for individual medical insurance coverage purchased by the Officer.  The Eligible Spouse may continue to receive subsidized medical insurance under the Plan (at the reduced Company contribution amount beginning when the Officer reaches Medicare-Eligible Age) until the Eligible Spouse reaches Medicare-Eligible Age. When the Eligible Spouse reaches Medicare-Eligible Age, the Eligible Spouse’s medical insurance coverage terminates and the Eligible Spouse is responsible for obtaining individual medical insurance coverage and becomes eligible for medical premium reimbursements (in the amount described below) for individual medical insurance coverage purchased by the Eligible Spouse. As described above, although the Eligible Spouse’s subsidized medical insurance coverage continues until the Eligible Spouse reaches Medicare-Eligible Age (subject to the terms of the Plan), the amount of the Company’s contribution toward the cost of the Eligible Spouse’s medical insurance coverage is reduced beginning on the date the Officer reaches Medicare-Eligible Age. Dental coverage continues subject to the terms of the Plan.

The maximum amount of reimbursement available to a Retiree or Eligible Spouse for any month is a “capped” amount determined by the Company.  The capped amount applicable to a Retiree or Eligible Spouse beginning in the year when the Retiree or Eligible Spouse reaches Medicare-Eligible Age is based on the capped amount that was in effect for the year in which the Retiree retired, or, in the case of an Officer who had satisfied the eligibility requirements to participate in the Plan but died before retiring, the capped amount in effect for the year in which the Officer died, increased by 3% each year beginning after the year in which the Officer retired or died.

Effective April 2, 2012, the increase in the maximum reimbursement for any year will be equal to 50% of the increase in the applicable premium from the prior year.

Example:  Corporate Officer retires from the Company in 2007 at age 60 with 10 years of Qualifying Service.  In 2007, when the Officer retires, the capped amount for medical premium reimbursements is $53.28 (as described below).  Medical and dental coverage for the Officer begins immediately upon the Officer’s retirement.  When the Officer reaches Medicare-Eligible Age in 2012, the Officer’s medical insurance coverage terminates and the Officer is responsible for obtaining individual medical insurance coverage and becomes eligible for medical insurance premium reimbursements. The maximum monthly reimbursement amount for the Officer in 2012 is $61.78, determined by increasing the $53.28 capped amount 3% each year after 2007.

The capped amount is equal to 72% of the applicable premium for a base Medicare supplemental coverage plan determined by the Company.  For Retirees who retire in 2007, the maximum reimbursement amount is $53.28 per month per individual, which is equal to 72% of $74, the 2007 monthly premium for the Excellus Medicare Blue Choice HMO Optimum Plan, the base plan selected by the Company for 2007.  The maximum monthly reimbursement amount will be adjusted on an annual basis, but in no case will the amount of the maximum monthly reimbursement amount for an individual increase by more than 3% over the preceding year’s maximum monthly reimbursement amount.  Effective April 2, 2012, the increase in the maximum reimbursement for any year will be equal to 50% of the increase in the applicable premium from the prior year.

The base Medicare supplemental plan selected by the Company for purposes of determining the maximum reimbursement amount may change from year to year in the discretion of the Company, but will be a plan that provides benefits at a substantially comparable level to the benefits provided under the Excellus Medicare Blue Choice HMO Optimum Plan.

If a Retiree or Eligible Spouse purchases coverage that costs more than the maximum reimbursement amount available under the Plan, the Retiree or Eligible Spouse is responsible for paying the additional cost of coverage over and above the maximum reimbursement amount.  If the coverage purchased by a Retiree or Eligible Spouse costs less than the applicable maximum monthly reimbursement amount, the reimbursement from the Plan will be equal to the cost of the coverage.  The Plan will not reimburse the excess of the maximum monthly reimbursement over the actual cost of coverage.

A Retiree or Eligible Spouse may claim reimbursement on an annual or periodic basis (not more frequently than quarterly) for premiums paid by the individual for coverage. The individual claiming reimbursement must provide the Company with adequate verification of the premium payments for which he or she is claiming reimbursement.

Example:  Corporate Officer retires from the Company in 2007 at age 60 with 10 years of Qualifying Service.  In 2007 when the Officer retires, the capped amount for medical premium reimbursements is $53.28.  The Officer’s Eligible Spouse is age 63 at the time the Officer retires.  Medical and dental coverage for the Officer and Eligible Spouse begin immediately upon the Officer’s retirement.  When the Eligible Spouse reaches Medicare-Eligible Age in 2009, the Eligible Spouse’s medical insurance coverage terminates and the Eligible Spouse is responsible for obtaining individual medical insurance coverage and becomes eligible for medical insurance premium reimbursements. The maximum monthly reimbursement amount for the Eligible Spouse in 2009 is $56.53.

Surviving Spouse Benefits

The surviving spouse of a Retiree or of an Officer who had satisfied the eligibility requirements to participate in the Plan but died before retiring is eligible for surviving spouse benefits as described below.  An eligible surviving spouse is referred to as a “Surviving Spouse.”

Long Term Care Insurance Coverage.   Long term care insurance coverage is available under the Plan only to a spouse who was the Officer’s spouse on the date the Officer first becomes eligible to enroll for long term care insurance coverage through the Company.  If a Corporate Officer who has satisfied the eligibility requirements to participate in the Plan but dies before retirement or if a Retiree dies before the end of the period during which the Company pays for long term care insurance coverage, the Company will continue to pay for long term care insurance coverage for the Surviving Spouse through the end of the applicable ten year period for the Surviving Spouse’s coverage (subject to the insurance carrier’s determination as to the Surviving Spouse’s continued eligibility for coverage).  A spouse who becomes the spouse of an Officer after the date the Officer first becomes eligible to enroll for long term care insurance through the Company is not eligible for long term care insurance coverage and is not eligible for coverage as a surviving spouse after the Retiree’s death.

Example:  Corporate Officer continues in active employment after reaching age 55 with 5 years of Qualifying Service.  Long term care coverage for the Officer and the Officer’s spouse begins during active employment when the Officer reaches age 55. At that time, the Officer’s spouse is age 50. The Officer retires from the Company at age 58.  Long term care coverage commences immediately (continues) upon retirement under the Plan and the Company pays the premiums for the Officer’s and spouse’s coverage.  The Officer dies at age 62.  The Company pays the premiums for the Surviving Spouse’s coverage until the Surviving Spouse reaches age 60, which is the end of the 10 year period during which the Company pays for coverage.

Medical and Dental Insurance Coverage.  The spouse of a Corporate Officer who was eligible to retire but had not retired as of the date of his or her death is eligible for continued medical and dental insurance coverage under the Plan.  Medical insurance coverage for the Surviving Spouse may continue through the date the Surviving Spouse reaches Medicare-Eligible Age, provided that the Company’s contribution toward the cost of the Surviving Spouse’s medical coverage is reduced on the date the Corporate Officer would have reached Medicare-Eligible Age to the amount of the maximum medical premium reimbursement the Corporate Officer would have been eligible to receive at Medicare-Eligible Age, with such amount determined as if the Corporate Officer had retired on the Corporate Officer’s date of death.  Dental insurance coverage continues subject to the terms of the Plan.  When the Surviving Spouse's medical insurance coverage terminates on the date the Surviving Spouse reaches Medicare-Eligible Age, the Surviving Spouse will be eligible for medical premium reimbursements as described below.

A spouse who was the Retiree’s spouse on the date the Retiree retired from the Company is eligible for continued medical and dental insurance coverage under the Plan after the retiree’s death.  Medical insurance coverage continues through the date the Surviving Spouse reaches

Medicare-Eligible Age, provided that the Company’s contribution toward the cost of the Surviving Spouse’s medical coverage is reduced beginning on the date the Retiree would have reached Medicare-Eligible Age to the amount of the maximum medical premium reimbursement the Corporate Officer would have been eligible to receive at Medicare-Eligible Age.  Dental insurance coverage continues subject to the terms of the Plan.  When the Surviving Spouse’s medical insurance coverage terminates on the date the Surviving Spouse reaches Medicare-Eligible Age, the Surviving Spouse will be eligible for medical premium reimbursements as described below.

A spouse who was not the Retiree’s spouse on the date the Retiree retired from the Company is not eligible for medical and dental insurance coverage after the Retiree’s death.  A Surviving Spouse who is eligible for coverage is eligible only for self-only coverage under the Plan.

Medical Premium Reimbursements.  A spouse who was the Retiree’s spouse on the date the Retiree retired from the Company or who is the spouse of a Corporate Officer who was eligible to retire but had not retired as of the date of his or her death is eligible for continued reimbursements for premiums paid by the Surviving Spouse for an individual policy of medical insurance purchased by the Surviving Spouse after the date the Surviving Spouse reaches Medicare-Eligible Age.  The maximum amount of reimbursements available and the requirements for obtaining such reimbursements are as set forth in this Plan.  A spouse who was not the Retiree’s spouse on the date the Retiree retired from the Company is not eligible for medical premium reimbursements after the Retiree’s death.  A Surviving Spouse is eligible only for reimbursement for self-only coverage purchased by the Surviving Spouse.

Provisions Applicable to Medical and Dental Insurance Coverage

The following provisions are applicable to the medical and dental insurance coverage provided through the Plan to Retirees and Eligible Spouses.  These provisions are not applicable to long term care insurance coverage or to the individual policies of medical insurance purchased by a Retiree or Eligible Spouse when the Retiree or Eligible Spouse is eligible for medical premium reimbursement benefits under the Plan.

Annual Enrollment Period.   If there is more than one subsidized coverage option available in a Retiree’s/Eligible Spouse’s geographic area, before the beginning of each plan year, the Retiree/Eligible Spouse will be given the opportunity to change coverage options under the Plan.  If there is more than one coverage option available in the Retiree’s/Eligible Spouse’s geographic area, more detailed coverage, cost and election material will be furnished each year during the annual open enrollment period.

Certificate of Creditable Coverage.   A certificate of creditable coverage is a document that reports the period of time that a Retiree or Eligible Spouse has had medical benefits coverage under the Plan without a 63-day break in coverage.  This information may be helpful if the Retiree or Eligible Spouse becomes covered under a group health plan other than the Plan and that other group health plan contains a preexisting condition limitation.  Under Federal law, the Retiree’s or Eligible Spouse’s coverage under the Plan may reduce or eliminate the application of the other plan’s preexisting condition limitation.

A certificate of creditable coverage will be provided automatically when a Retiree’s or Eligible Spouse’s coverage under the Plan terminates.  A Retiree or Eligible Spouse also has the right to request a certificate of creditable coverage from the Plan at any time, as long as the request is made within 24 months after their coverage under the Plan terminates.  Requests should be directed to the insurance carrier or HMO through which the coverage was provided.

Medicaid-Eligible Individuals.  In determining whether an individual is eligible for coverage and in making benefit payments, the Plan will not take into account the fact that an individual is eligible for or is covered by Medicaid.  In addition, the Plan will make benefit payments in accordance with any assignment of rights made by or on behalf of an individual as required by a state Medicaid Plan and in accordance with any state law, which provides that the state has acquired rights to payment with respect to a participant.

Mastectomy Benefit Coverage.  Under Federal law, group health plans, insurance companies, and health maintenance organizations (HMOs) that provide coverage for medical and surgical benefits for mastectomy must also provide coverage for reconstructive surgery in a manner determined in consultation with the attending physician and the patient.  Required coverage includes reconstruction of the breast on which the mastectomy was performed, surgery and reconstruction of the other breast to produce a symmetrical appearance, and prostheses and treatment of physical complications at all stages of the mastectomy, including lymphedemas.  These benefits are subject to the normal deductible and coinsurance provisions that apply to other benefits under the individual’s coverage.

Minimum Stay for Mothers and Newborns.  Group health plans and health insurance issuers generally may not, under Federal law, restrict benefits for any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a vaginal delivery, or less than 96 hours following a cesarean section.  However, Federal law generally does not prohibit the mother's or newborn's attending provider, after consulting with the mother, from discharging the mother or her newborn earlier than 48 hours (or 96 hours as applicable).  In any case, plans and issuers may not, under Federal law, require that a provider obtain authorization form the plan or the insurance issuer for proscribing a length of stay not in excess of 48 hours (or 96 hours).

COBRA Continuation Coverage for Spouses.  A Retiree’s spouse will be eligible to purchase temporary continuation of medical and/or dental coverage under the Plan if the spouse loses medical and/or dental insurance coverage under the Plan as a result of divorce from the retiree or the retiree’s death.  In the event of the Retiree’s death, the spouse may be eligible for surviving spouse benefits as described above and may choose either surviving spouse coverage or to purchase temporary COBRA continuation coverage.  COBRA continuation coverage may be purchased for a maximum of 36 months from the date of death or divorce.

A spouse is required to notify the Company in writing not later than 60 days after a divorce from the Retiree.  If written notice is not provided to the Company on a timely basis, the spouse will not be eligible for COBRA continuation coverage.

A spouse who is eligible to purchase COBRA continuation coverage must make written election for continuation coverage no later than the date that is 60 days after the later of the date coverage would otherwise end or the date the Company provides written notice of the right to purchase continuation coverage.  The election form must be hand-delivered to the Company or postmarked on or before the 60th day or the spouse will not be permitted to purchase continuation coverage.

In considering whether to elect continuation coverage, a spouse should take into account that a failure to continue group health coverage will affect the spouse’s future rights under Federal law.  First, the spouse can lose the right to avoid having pre-existing condition exclusions applied to the spouse by other group health plans if the spouse has more than a 63-day gap in health coverage, and election of continuation coverage may help the spouse not have such a gap.  Second, a spouse will lose the guaranteed right to purchase individual health insurance policies that do not impose such pre-existing condition exclusions if the spouse does not get continuation coverage for the maximum time available.  Finally, a spouse has the right to request special enrollment in another group health plan for which the spouse is otherwise eligible (such as a plan sponsored by the spouse’s employer) within 30 days after their group health coverage ends because of a qualifying event listed above.  The spouse will also have the same special enrollment right at the end of continuation coverage if the spouse gets continuation coverage for the maximum time available.

COBRA continuation coverage will end as of the date any of the following occurs:

1)	The required premiums are not paid on a timely basis.

2)	The maximum 36 month continuation coverage period expires.

3)	The Company ceases to provide any group health coverage to any employees.

4)	The date the spouse becomes covered under another group health plan that does not contain any exclusion or limitation with respect to a preexisting condition of the spouse.

5)	The date the spouse becomes entitled to Medicare.

Termination of Participation

A Retiree’s participation in the Plan (or a specific benefit under the Plan) will terminate on the earliest of the following dates:

1)	all participation for the Retiree terminates on the date the Retiree dies;

2)
with respect to medical and/or dental insurance coverage under the Plan, coverage terminates on the last day of the period for which the Retiree has paid the required contribution for coverage, if the Retiree fails to timely make a required contribution (the Company shall establish a policy regarding the payment of required contributions, which policy shall provide a 60 day grace period following notification to the Retiree before coverage is terminated);

3)
with respect to the Company’s continued payment of long term care premiums, the Company’s payment of such premiums terminates on the date the Retiree begins to work in full-time employment after retirement from the Company; or

4)
with respect to subsidized medical and dental coverage and medical premium reimbursements under the Plan, benefits terminate on the date the Retiree begins to work in full-time employment at which the Retiree is eligible for medical benefits after retirement from the Company.

A Retiree’s Eligible Spouse will cease to participate in the Plan (or a specific benefit under the Plan) on the earliest of the following dates:

1)	the date the Retiree ceases to participate in the Plan, unless the Retiree’s participation ceases due to the Retiree's death and the Eligible Spouse is eligible for surviving spouse benefits;

2)
in the case of an Eligible Spouse’s  medical and/or dental insurance coverage, coverage terminates on the last day of the period for which the Eligible Spouse has paid the required contribution for coverage, if the Eligible Spouse fails to timely make a required contribution (the Company shall establish a policy regarding the payment of required contributions, which policy shall provide a 60 day grace period following notification to the Eligible Spouse before coverage is terminated);

3)	in the case of a surviving spouse’s coverage, the date the surviving spouse remarries;

4)	all participation for the Eligible Spouse terminates on the date the Eligible Spouse dies or is divorced from the Retiree.

A Retiree’s or Eligible Spouse’s long term care insurance coverage and/or medical and dental insurance coverage under the Plan may terminate prior to the date the Retiree’s or Eligible Spouse’s participation in the Plan terminates in the event that the insurance carrier or HMO determines that the individual ceases to be eligible for coverage under the applicable insurance contract.

A Retiree may at the time of retirement elect to delay the commencement of medical and dental insurance coverage under the Plan for the Retiree and/or the Retiree’s Eligible Spouse.  A Retiree who elects to delay commencement of medical and dental insurance coverage under the Plan must notify the Company when the Retiree and/or Eligible Spouse desires to later enroll in medical and dental insurance coverage and such coverage will become effective as soon as administratively practicable after such notice is provided, subject to the insurance carriers/HMOs agreement to make such coverage available to the Retiree and/or Eligible Spouse.  Delayed enrollment in medical and dental insurance coverage does not extend the time period during which a Retiree and/or Eligible Spouse is eligible for such coverage under the Plan. A Retiree or Eligible Spouse whose medical and/or dental insurance coverage under the Plan terminates after having become effective (regardless of the reason for such termination) are not eligible to later re-enroll for medical or dental insurance coverage and are not eligible for medical premium reimbursements.

Amendment or Termination of Plan

Except for Corporate Officers who have attained age 55 with 5 years of Qualifying Service and Retirees who have retired from the Company and qualified for benefits, no Corporate Officer or spouse has a vested right to benefits under the Plan.  This means that Corporate Officers who have not attained age 55 with 5 years of Qualifying Service (and their spouses) do not have a non-forfeitable right to qualify for coverage under the Plan and the Company reserves the right to amend the Plan at any time to change or terminate the Plan with respect to such Corporate Officers and their spouses. If the Plan is so amended, any Corporate Officer (and spouse) who is not age 55 with 5 years of Qualifying Service at the time of the amendment may be ineligible for benefits under the Plan or may be eligible for reduced or changed benefits under the Plan.  Such an amendment to the Plan may change the benefits under the Plan in a way that changes, reduces or increases benefits or reduces or increases the amount that retirees and spouses pay for benefits, either as a share of the premium cost or as deductibles, co-payments, co-insurance or other cost-sharing provisions.  The Plan may not be terminated or modified in a manner that reduces benefits for any Retiree or Corporate Officer who has attained age 55 with 5 years of Qualifying Service.

Claim Procedures

Claims for the payment of medical, dental or long term care insurance benefits are subject to the claim procedures contained in the insurance contract through which such coverage is provided and are not the responsibility of the Company.

For medical premium reimbursements under the Plan, if you disagree with the amount of a medical premium reimbursement, you have the right to appeal to the Company.  All appeals must be made in writing within 180 days after the date the reimbursement in question was paid.  Appeals should be addressed to the Company at the address specified below.  You may submit written comments, documents, records and other information relating to your claim and you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits.  The review of your appeal will take into account all comments, documents, records and other information you submit, without regard to whether such information was considered in the initial benefit determination.

You will be notified in writing of the Company’s decision on your appeal not later than 60 days after the Company receives your request for review.  If the decision is adverse, the notification will set forth:  (1) the specific reason or reasons for the adverse determination; (2) reference to the specific plan provisions on which the determination is based; (3) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim; and (4) a statement of your right to bring an action under section 502(a) of ERISA.  Please refer to the claim section of your subscriber contract or coverage certificate for a description of the specific claim procedures applicable to your claims for benefits.

Discretionary Authority

The insurance carriers and HMOs through which coverage is provided under the Plan have full discretionary authority to interpret the terms of the subscriber contracts and coverage certificates that they issue and to determine eligibility for benefits in accordance with the terms of such subscriber contracts and coverage certificates.  In carrying out its responsibilities under the Plan as the plan administrator, the Company has full discretionary authority to interpret the terms of the Plan.  Any interpretation or determination made by an insurance carrier or HMO, or by the Company pursuant to such discretionary authority shall be given full force and effect unless found by a court of competent jurisdiction to be arbitrary and capricious.

Statement of Rights

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  ERISA provides that all Plan participants be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator's corporate office all documents governing the Plan including insurance contracts.

Obtain upon written request to the plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and updated summary plan description.  The plan administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court, provided that you have exhausted all your administrative appeal rights.  If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your Plan, you should contact the plan administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

In order to protect your family's rights, you should keep the plan administrator informed of any charges in the addresses of family members.  You should also keep a copy, for your records, of any notices you send to the plan administrator.

Plan Name

The legal name of the Plan is the Transcat, Inc. Post-Retirement Benefit Plan for Officers.

Plan Number

511

Employer

Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
(585) 352-7777

Employer Identification Number

16-0874418

Type of Plan

The Plan is a welfare benefit plan that provides medical, dental and long term care insurance benefits through contracts issued by insurance carriers and health maintenance organizations.  A list of the carriers and health maintenance organizations that provide coverage under the Plan is attached to the end of this document.  The Plan also provides limited reimbursement of premiums paid by Retirees and spouses for individual medical and dental insurance coverage obtained by the Retiree and/or spouse.

Plan Administrator

Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
(585) 352-7777

Type of Administration

The Plan is administered by Transcat, Inc.  The insurance carriers and health maintenance organizations through which benefits are provided administer claims under the contracts through which such benefits are provided.

Agent for Service of Legal Process

Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
(585) 352-7777

Contributions/Funding

The Company and participants contribute toward the cost of coverage under the Plan.

Plan Year

The plan year for the Plan is the calendar year.

Insurance Carriers and Health Maintenance Organizations
Providing Medical and Dental Insurance Coverage
(Excluding Carriers/HMOs providing individual coverage)

Acknowledgment of Receipt

By signing below, the authorized representative of the Company certifies that a copy of this summary plan description/plan document for the Transcat, Inc. Post-Retirement Benefit Plan for Officers was provided to the below-named Corporate Officer and Eligible Spouse (if any), and the Corporate Officer and Eligible Spouse (if any) acknowledge that the Company provided the Corporate Officer and Eligible Spouse with a copy of this summary plan description/plan document for the Transcat, Inc. Post-Retirement Benefit Plan for Officers.

Transcat, Inc.

By:
Date

Signature of Retiree	Date

Print Name of Retiree

Signature of Eligible Spouse	Date

Print Name of Eligible Spouse